UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2025
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EXICURE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-39011	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL 60614
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 673-1700
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Common Stock Purchase Agreement

On February 14, 2024, Exicure, Inc. (the “Company”) entered into a Common Stock Purchase Agreement with Shin Chang Partners and RMS0718 Co., Ltd. (the “Purchasers”), pursuant to which the Company agreed to issue and sell to each of the Purchasers 145,454 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $5.50 per share. Other than in respect of the Common Stock Purchase Agreement, the Company has no material relationship with the Purchasers. The Company received aggregate gross proceeds of approximately $2 million.

The foregoing description of the Common Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Registration Rights Agreement

In connection with the Common Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with the Purchasers, pursuant to which the Company agreed to register the resale of the shares subject to such Registration Rights Agreement (the “Shares”). Under the Registration Rights Agreement, the Company has agreed to file registration statements covering the resale of the Shares no later than the sixth (60th) day following the applicable closing (the “Filing Deadline”). The Company has agreed to use reasonable best efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof but in any event on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement), and to keep such registration statement continuously effective until the earlier of (i) the date the Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction, or (ii) the date that is two (2) years following the applicable closing date. The Company has also agreed, among other things, to pay all reasonable fees and expenses (excluding any underwriters’ discounts and commissions and all fees and expenses of legal counsel, accountants and other advisors for the Purchasers except as specifically provided in the Registration Rights Agreement) incident to the performance of or compliance with the Registration Rights Agreement by the Company.

In the event a registration statement has not been filed within 90 days following the closing date, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to the Purchasers as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by the Purchasers in the Shares per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to an overall cap of 4% set forth in the Registration Rights Agreement.

The Company has granted the Purchasers customary indemnification rights in connection with the registration statements. The Purchasers have also granted the Company customary indemnification rights in connection with the registration statements.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 relating to the Purchase Agreement is hereby incorporated by reference into this Item 3.02. Based in part upon the representations of the Purchasers in the Common Stock Purchase Agreement, the offering and sale of the securities will be made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act. The sale of the securities will not involve a public offering and will be made without general solicitation or general advertising. The Purchasers represented that they are an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that it is acquiring the securities for investment purposes only and not with a view to any resale, distribution or other disposition of the securities in violation of the U.S. federal securities laws.

Item 8.01     Other Events

On February 14, 2025, the Company executed a Lease Termination Agreement with its landlord effective as of January 31, 2025. As a result of this early termination for the lease that expired in June 2030, the Company vacated the Chicago office and stopped any further amounts owed to its landlord. There were no additional fees or costs related to the early termination. The Company will recognize a $6 million gain as of January 31, 2025 related to this early termination.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated February 14, 2025, by and between Exicure, Inc. and Shin Chang Partners and RMS0718 Co., Ltd.
10.2	Form of Registration Rights Agreement by and between Exicure, Inc. and Shin Chang Partners and RMS0718 Co., Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2024	EXICURE, INC.

	By:	/s/ Andy Yoo
Andy Yoo
Chief Executive Officer